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                                                                   EXHIBIT 10.25

                             DRIVEWAY CORPORATION

            FIFTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

                                March 10, 2000
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                                    CONTENTS

1.    Registration Rights........................................     1
      1.1  Definitions...........................................     1
      1.2  Request for Registration..............................     2
      1.3  Company Registration..................................     4
      1.4  Form S-3 Registration.................................     5
      1.5  Obligations of the Company............................     6
      1.6  Information from Holder...............................     7
      1.7  Expenses of Registration..............................     7
      1.8  Indemnification.......................................     8
      1.9  Reports Under Securities Exchange Act of 1934.........     10
      1.10 Assignment of Registration Rights.....................     11
      1.11 Limitations on Subsequent Registration Rights.........     11
      1.12 "Market Stand-Off" Agreement..........................     12
      1.13 Termination of Registration Rights....................     12
2.    Covenants of the Company.                                       13
      2.1  Delivery of Financial Statements......................     13
      2.2  Inspection............................................     13
      2.3  Termination of Information and Inspection Covenants...     13
      2.4  Right of First Offer..................................     14
      2.5  Board Expenses........................................     15
      2.6  Termination of Certain Covenants......................     15
3.    Rights of Refusal and Co-Sale..............................     15
      3.1  Rights of Refusal.....................................     15
      3.2  Right of Co-Sale......................................     17
      3.3  Non-Exercise of Rights................................     18
      3.4  Limitations to Rights of Refusal and Co-Sale..........     18
      3.5  Prohibited Transfers..................................     19
      3.6  Legend................................................     19
      3.7  Termination of Rights of Refusal and Co-Sale..........     20
4.    Miscellaneous..............................................     20
      4.1  Successors and Assigns................................     20
      4.2  Governing Law.........................................     20
      4.3  Counterparts..........................................     20
      4.4  Titles and Subtitles..................................     20
      4.5  Notices...............................................     20
      4.6  Expenses..............................................     21
      4.7  Entire Agreement: Amendments and Waivers..............     21
      4.8  Severability..........................................     21
      4.9  Aggregation of Stock..................................     21

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            FIFTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

THIS FIFTH AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of March __, 2000, by and among DRIVEWAY CORPORATION, a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, each of which is herein referred to as an "Investor," and the holders of Common Stock listed on Schedule B hereto, each of which is herein referred to as a "Common Holder."

                                   RECITALS
                                   --------

WHEREAS, certain of the Investors have agreed to purchase shares of the Company's Series D Preferred Stock (the "Series D Preferred") pursuant to a Series D Preferred Stock Purchase Agreement of even date herewith (the "Preferred Purchase Agreement");

WHEREAS, to induce such Investors to invest funds in the Company pursuant to the Purchase Agreement, a majority of the Investors (who have purchased shares of the Company's Preferred Stock prior to the date hereof (the "Existing Investors")), holding a majority of the outstanding shares of Series C Preferred Stock, the Common Holders and the Company wish to amend and restate the Company's existing Investor Rights Agreement to extend the rights contained in this Agreement to the Investors and to add certain other rights and obligations;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1.   Registration Rights.

          The Company covenants and agrees as follows:

          1.1  Definitions.

               For purposes of this Agreement:

               (a)  The term "Act" means the Securities Act of 1933, as amended.

               (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10 hereof; provided, however, that the Common Holders shall not be deemed to be Holders for purposes of Section 1.2, 1.4, 1.10, 1.11, 2.4, 4.1 and 4.7.

               (d) The term "Initial Offering" means the Company's first firm commitment underwritten public offering of its Common Stock under the Act.

               (e) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

               (f) The term "NASD" means the National Association of Securities Dealers, Inc.

               (g) "Qualified Public Offering" means the Company's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or SB-1 under the Act, in which the aggregate proceeds to the Company (after deducting underwriters' discounts and expenses relating to the offering, including fees of this
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corporation's counsel for the offering) are at least $30,000,000 at a price per share of at least $8.02 (as adjusted for stock dividends, stock splits, combinations and the like).

               (h) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (i) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock;
(ii) (A) Common Stock; and (B) Common Stock issuable or issued upon conversion of Preferred Stock, in either case acquired by the Investors pursuant to the exercise thereby of preemptive rights or rights of first refusal; (iii) the shares of Common Stock issued to the Common Holders in the amounts set forth opposite each of their respective names on Schedule B hereto and the shares of Common Stock issued to eOffering Corporation pursuant to that certain Warrant to purchase 95,050 shares of Series C Preferred Stock dated December 30, 1999, provided, however, that such shares of Common Stock shall not be deemed Registrable Securities for the purposes of Section 1.2, 1.4, 1.10 (except for
1.10 (iii)), 1.11, 2.4, 4.1 and 4.7 and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i),
(ii), (iii) and (iv) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 1 are not assigned.

               (j) The number of shares of "Registrable Securities" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that when issued or issuable would be, Registrable Securities.

               (k) The term "SEC" shall mean the Securities and Exchange Commission.

          1.2  Request for Registration.

               (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) one (1) year after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from (1) the Holders of a majority of the outstanding Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class; or (2) the Holders of a majority of the outstanding Registrable Securities (voting together on an as converted basis) that the Company file a registration statement under the Act covering the registration of at least $10 million of Registrable Securities (in each such case, the "Initiating Holders"), then the Company, shall within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of receipt of the Company's notice pursuant to this Section 1.2(a).

               (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder

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to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably satisfactory to the Company subject to the limitations set forth in Section 1.12 hereof. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in such registration shall be allocated first to the Holders of Series C Preferred Stock and the Series D Preferred Stock (or common stock issued upon the conversion thereof) on a pro rata basis based on the number of Registrable Securities held by such Holders and then to other Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by such other Holders (including the Initiating Holders); provided that the Holders of the Series C Preferred Stock and the Series D Preferred Stock may exercise this right to priority on only one occasion based upon a majority vote by the Holders of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class. All other cutbacks shall be made on a pro rata basis based upon the number of Registrable Securities held by such Holders; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

               (c) The Company shall not be required to effect a registration pursuant to this Section 1.2:

                    (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act, or

                    (ii) after the Company has effected four (4) registrations pursuant to this Section 1.2 ((A) two of which shall have been effected at the request of the Holders of a majority of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a single class; and (B) two (2) of which shall have been effected at the request of the Holders of a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class), and such registrations have been declared or ordered effective; provided, however, that in the event that the number of Registrable Securities included in any registration pursuant to this Section 1.2 is reduced by more than fifty percent (50%) of the number of Registrable Securities proposed to be offered pursuant to Section 1.2(b) above in any offering, then the Company shall not have the right under this Section 1.2(c)(ii) to refuse to effect a registration until a total of five (5) registrations pursuant to this
Section 1.2 have been effected and such registrations have been declared or ordered effective (provided that any such fifth registration granted pursuant to this subparagraph (ii) shall be allocated to the holders of the Series C Preferred Stock and the Series D Preferred Stock voting together as a single class); or

                    (iii) during the period starting with the date forty-five
(45) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one

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hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                    (iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section
1.4 hereof; or

                    (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty
(120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12)-month period.

          1.3  Company Registration.

               (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other equity securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder at least thirty (30) days prior written notice of such registration. Upon the written request of each Holder given within twenty (20) days after receipt of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of
Section 1.3(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

               (b)  Right to Terminate Registration. The Company shall have the
                    -------------------------------
right to terminate or withdraw any registration initiated by it under this
Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with
Section 1.7 hereof.

               (c)  Underwriting Requirements. In connection with any offering
                    -------------------------
involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form subject to the limitations set forth in
Section 1.11 hereof, with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such

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securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall (i) the amount of securities of the selling Holders included in the opening be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling Holders may be excluded if no other shareholder's securities are included, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering, (iii) the number of shares of Registrable Securities to be included in such underwriting (excluding any Registrable Securities held by Common Holders) be reduced unless all Registrable Securities held by the Common Holders are first entirely excluded from such underwriting or (iv) the number of shares of Registrable Securities to be included in such underwriting (excluding any Registrable Securities held by Common Holders) be reduced unless all shares that are not Registrable Securities that are held by any other person including, without limitation, any person who is an employee, officer or director of the Company
(or any subsidiary of the Company) shall first be entirely excluded from such underwriting. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

          1.4  Form S-3 Registration.

               In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and

               (b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

                    (i) if Form S-3 is not available for such offering by the Holders;

                    (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

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                         (iii) if the Company shall furnish to the Holders a
certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period;

                         (iv)  if the Company has, within the twelve (12) month
period preceding the date of such request, already effected one such registration on Form S-3 for the Holders pursuant to this Section 1.4; or

                         (v)   in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is currently qualified to do business or has previously executed a general consent to service of process in such jurisdiction and except as may be required under the Act.

                    (c) Subject the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

          1.5  Obligations of the Company.

               Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 120 day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company;

                    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement,

                    (c) furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                    (d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be

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required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

                    (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form with the managing underwriter of such offering;

                    (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                    (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

                    (i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this
Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1 (to the extent required by the underwriters), if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          1.6  Information from Holder.

               It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          1.7  Expenses of Registration.

               All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the

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foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, either (a) the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change; or (b) the Company has exercised its right to delay such registration as provided in Section 1.2(c)(v) or Section 1.4(b)(iii), and the Holders have withdrawn the request with reasonable promptness following notice by the Company of its exercise of such right, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

          1.8  Indemnification.

               In the event any Registrable Securities are included in a registration statement under this Section 1;

                    (a) To the extent permitted by law, the Company will indemnify, and hold harmless each Holder, the partners, retired partners, officers, directors and shareholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined the Act) for such Holder and each person, if any, who controls any of the foregoing persons or entities within the meaning of the Act or the 1934 Act, joint and severally against any losses, claims, damages or liabilities to which they may become subject under the Act, the 1934 Act or any federal or state securities law insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any federal or state securities laws or any rule or regulations promulgated under the Act, the 1934 Act or any federal or state securities laws; and the Company will reimburse each such Holder, underwriter, controlling person or person intended to be indemnified pursuant to this subsection l.8(a) (as such expenses are incurred) for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the

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offering, if a copy of the prospectus (as then amended or supplemented if the
Company shall have furnished any amendments or supplements thereto) was furnished to such Holder by the Company but was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered by, in the case of any underwriter by or on behalf of such underwriter, or in the case of any Holder by such Holder or Holder's broker or dealer, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.8(b), together with the amount of any contribution under Section 1.8(d), exceed the net proceeds from the offering received by such Holder; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any party, or any person controlling such party, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such party, if required by law so to have been delivered by or on behalf of such party seeking indemnification hereunder, at or prior to the written confirmation of the sale of the shares to such person asserting any such losses, claims, damages or liabilities, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                    (c) Promptly after receipt by an indemnified party under this Section l.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties, provided however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

                    (d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that in no event shall any contribution under this subsection 1.8(d), together with the amount of any indemnification from such Holder pursuant to Section 1.8(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (f)  The obligations of the Company and Holders under this
Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section l, and otherwise.

          1.9  Reports Under Securities Exchange Act of 1934.

               With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company;

                    (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

                    (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form, and

                    (d) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is reasonably necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective.

          1.10 Assignment of Registration Rights.

               The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a direct or indirect partner, limited partner or retired partner of a Holder (or a spouse, former spouse or member of such partner's, limited partner's or retired partner's immediate family, or a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such partner, limited partner or retired partner or his or her spouse, former spouse or immediate family members); provided that after such assignment or transfer, such direct or indirect partner, limited partner or retired partner holds at least 50,000 shares of Registrable Securities (as adjusted for subsequent stock dividends, splits or combinations), and provided further that such limitation shall terminate and be of no force and effect upon the sale of the Company's Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on form S-1 or SB-2 under the Act, as amended, (ii) an Affiliate (as defined in Rule 405 under the Act) of the Holder, (iii) after such assignment or transfer the transferee holds at least 100,000 shares of Registrable Securities (as adjusted for subsequent stock dividends, splits or combinations) or (iv) is, in the case of a Common Holder, a spouse or member of such Common Holder's immediate family, or a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such Common Holder's spouse or members of such Common Holder's immediate family, or a trust for such Common Holder's own self, or a charitable remainder trust, provided: (a) the Company is, within a reasonable time after such transfer, furnished a written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below; and (c) such assignment shall be effective only if immediately follow such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

          1.11 Limitations on Subsequent Registration Rights.

               From and after the date of this Agreement, the Company shall not, without the prior written consent of (i) the Holders of a majority of the Series C Preferred Stock and the Series D Preferred Stock, voting together as a single class; and (ii) the Holders of a majority of the Registrable Securities (excluding the Series C Preferred Stock and the Series D Preferred Stock), voting together as a single class, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable

Securities of the Holders that are included or (b) to demand registration of their securities.

          1.12 "Market Stand-Off" Agreement.

               Each Holder hereby agrees that, if requested by the Company and the managing underwriters, it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are, except in the open market, thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or securities convertible into, or exercisable or exchangeable for, Common Stock whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions of this Section 1.12 shall apply only to the Company's initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) shareholders of the Company enter into similar agreements (each, a "Restricted Person," and collectively, the "Restricted Persons"), shall not apply to transactions related to shares of Common Stock or other securities acquired in open market transactions after the completion of the public offering and shall not apply to the transfer of any Common Stock or other securities to a direct or indirect partner, limited partner or retired partner of a Holder (or a spouse, former spouse or member of such partner's, limited partner's or retired partner's immediate family, or a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such partner, limited partner or retired partner or his or her spouse, former spouse or immediate family members), or to the estate of any such partner or retired partner of a Holder, provided, however, that in such case, it shall be a condition to the transfer that the transferee execute an agreement, in a form acceptable to the underwriters, stating that the transferee is receiving and holding the Common Stock or other securities subject to the provisions of this Agreement, including without limitation this Section 1.12. If any Restricted Person is released from any agreement similar to the agreements set forth in this Section 1.12, or if the provisions of any such similar agreement are waived with respect to any Restricted Person, then without any further act the agreements set forth in this Section 1.12 shall terminate. The underwriters in connection with the Company's initial public offering are intended third party beneficiaries of this Section 1.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          1.13 Termination of Registration Rights.

               No Holder shall be entitled to exercise any right provided for in this Section 1 after five (5) years following a Qualified Public Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 of the Act.

     2.   Covenants of the Company.

          2.1  Delivery of Financial Statements.

               The Company shall deliver to each Investor holding, together with such Investor's Affiliates (as defined in Rule 405 under the Act), at least 250,000 shares of Registrable Securities (as adjusted for subsequent stock dividends, splits or combinations):

                    (a)  as soon as practicable, but in any event within ninety
(90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder's equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance in generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                    (b)  as soon as practicable, but in any event within thirty
(30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

                    (c) within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and

                    (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a comprehensive operating budget forecasting the Company's revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year , prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

          2.2  Inspection.

               The Company shall permit each Investor holding, together with such Investor's Affiliates (as defined in Rule 405 under the Act), at least 250,000 shares of Registrable Securities (as adjusted for stock dividends, splits or combinations), at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor, provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information unless such Investor executes a nondisclosure agreement in a form reasonably satisfactory to the Company.

          2.3  Termination of Information and Inspection Covenants.

               The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the final commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          2.4  Right of First Offer.

               Subject to the terms and conditions specified in this paragraph 2.4, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, a Major Investor shall mean any Investor or transferee that holds, together with such Investor's Affiliates (as defined in Rule 405 under the Act), at least 450,000 shares of Preferred Stock (or the Common Stock issued upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and other recapitalizations). For purposes of this Section 2.4, Investor includes any general partners, retired partners and affiliates of an Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, retired partners and affiliates in such proportion as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

          (a) The Company shall deliver a notice in accordance with Section 3.5 ("Notice") to the Major Investor, stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

          (b)  By written notification received by the Company, within twenty
(20) calendar days after receipt of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock then held, by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of all convertible securities). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the Shares available to it (a "Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10) day period commencing after such information is given, each Fully-Exercising Investor may elect to purchase that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares.

          (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

          (d) The right of first offer in this paragraph 2.4 shall not be applicable to (i) the issuance of Common Stock as a result of stock splits, reverse stock splits or stock dividends, (ii) Common Stock issuable pursuant to warrants, convertible notes or other rights to acquire securities of the Corporation outstanding as of the Purchase Date or issued upon the unanimous approval of the Board of Directors, (iii) Common Stock issuable or issued to employees, consultants, officers or directors of the Corporation under the Company's 1997 Option Plan,
(iv) Common Stock issued or issuable upon conversion of the Preferred Stock, (v) fractional shares of Common Stock issued to certain of the existing holders of Common Stock who hold fractional shares as of the date hereof, as approved by the Board of Directors of the Company, (vi) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act or (vii) the issuance of securities in connection with a bona fide strategic alliance or other partnership or business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; subject to the approval of the Holders of a majority of the Series C Preferred Stock and the Series D Preferred Stock voting together, if in any case the number of shares issued pursuant to this clause
(vii) in any transaction or series of related transactions would exceed 20% of the fully-diluted shares outstanding immediately prior to the first such issuance.

          2.5  Board Expenses.

               The Company covenants to reimburse each non-employee director for all reasonable travel-related expenses incurred in connection with his attendance at meetings of the Board of Directors.

          2.6  Termination of Certain Covenants.

               The covenants set forth in Sections 2.4 and 2.5 shall terminate and be of no further force or effect upon and in connection with a Qualified Public Offering.

     3.   Rights of Refusal and Co-Sale.

          3.1  Rights of Refusal.

                    (a)  Transfer Notice. If at any time any Holder (a
                         ---------------
"Transferring Holder") proposes to sell, transfer or otherwise convey any Registrable Securities to one or more third parties pursuant to an understanding with such third parties (a "Transfer"), then such Transferring Holder shall give the Company written notice of that Transferring Holder's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the Registrable Securities to be transferred ("Offered Shares"),
(ii) the identity (including the name and address) of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Company will upon receipt promptly forward the Transfer Notice to each Holder who, together with such Holder's "Affiliates" (as defined in Rule 405 under the Act) holds more than 200,000 Registrable Securities (an "Offeree Holder"). The Transfer Notice shall certify that the Transferring Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

                    (b)  Company's Option. The Company shall have an option for
                         ----------------
a period of ten (10) days from receipt of the Transfer Notice to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Shares by notifying the Transferring Holder in writing before expiration of such (10) day period as to the number of such shares which it wishes to purchase. If the Company gives the Transferring Holder notice that it desires to purchase such shares, then payment for the Offered Shares shall be by check, wire transfer, cancellation of indebtedness or any combination of the foregoing, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e). If the Company fails to purchase all of the Offered Shares by exercising the option granted in this Section 3.1(b) within the period provided, the Offered Shares shall be subject to the options granted to the Offeree Holders pursuant to this Agreement.

                    (c)  Additional Transfer Notice. Subject to the Company's
                         --------------------------
right set forth in Section 3.1(b), if at any time the Transferring Holder proposes a Transfer, and the Company has declined to purchase all of the Offered Shares, the Transferring Holder shall give each Offeree Holder an "Additional Transfer Notice" which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares which the Company has declined to purchase (the "Remaining Shares") and briefly describe each Offeree Holders' rights of first refusal and co-sale rights with respect to the proposed Transfer.

                    (d)  Holders' Option. The Offeree Holders shall have an
                         ---------------
option for a period of twenty (20) days from the Offeree Holder's receipt of the Additional Transfer Notice from the Holder set forth in Section 3.1(c) to elect to purchase their respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Offeree Holder may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Shares, by notifying the Transferring Holder and the Company in writing, before expiration of the twenty (20) day period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each Offeree Holder's pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which is equal to the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by such Offeree Holder on the date of the Transfer Notice and the denominator of which is equal to the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) held by all Offeree Holders on the date of the Transfer Notice. Each Offeree Holder shall have a right of reallotment such that, if any other Offeree Holder fails to exercise the right to purchase its full pro rata share of the Remaining Shares, the other participating Offeree Holders may exercise an additional right to purchase, on a pro rata basis, the Remaining Shares not previously purchased. Such reallotment shall occur within five (5) days after the expiration of the twenty (20) day period described in this Section 3.1(d) applicable to the initial allotment of the Remaining Shares. Each Offeree Holder shall be entitled to apportion Remaining Shares to be purchased among its partners, retired partners and affiliates, provided that such Offeree Holder notifies the Transferring Holder of such allocation. If an Offeree Holder gives the Transferring Holder notice that it desires to purchase its pro rata share of the Remaining Shares and, as the case may be, its reallotment, then payment for the Remaining Shares shall be by check, wire transfer, cancellation of indebtedness or any combination of the foregoing, against delivery of the Remaining Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Offeree Holder's receipt of the Additional Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3.1(e).

          (e) Valuation of Property.  Should the purchase price specified in the
              ---------------------
Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (or the Offeree Holders) shall have the right to pay the purchase price in the form provided in Sections 3(b) and (d) equal in amount to the value of such property. If the Transferring Holder and the Company (or the Offeree Holders) cannot agree on such value within ten (10) days after the Company's receipt of the Transfer Notice (or the Holders' receipt of the Additional Transfer Notice), the valuation shall be made by an appraiser of recognized standing selected by the Transferring Holder and the Company (or the Offeree Holders) or, if they cannot agree on an appraiser within twenty (20) days after the Company's receipt of the Transfer Notice (or the Holders' receipt of the Additional Transfer Notice), each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Transferring Holder and the Company (or the Offeree Holders), with the half of the cost borne by the Company and the Offeree Holders borne pro rata by each based on the number of shares such parties were interested in purchasing pursuant to this
Section 3. If the time for the closing of the Company's purchase or the Offeree Holders' purchase has expired but for the determination of the value of the purchase price offered the prospective transferee(s), then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

          3.2  Right of Co-Sale.

               (a) To the extent the Company and the Offeree Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 3.1, then each Offeree Holder (a "Selling Holder," for purposes of this subsection 3.2) which notifies the Transferring Holder in writing within thirty (30) days after receipt of the Additional Transfer Notice, shall have the right to participate in such sale of Registrable Securities on the same terms and conditions as specified in the Transfer Notice. Such Selling Holder's notice to the Transferring Holder shall indicate the number of shares of Registrable Securities the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Registrable Securities that the Transferring Holder may sell in the Transfer shall be correspondingly reduced.

               (b) Each Selling Holder may sell all or any part of that number of shares of Registrable Securities equal to the product obtained by multiplying
(i) the aggregate number of shares of Registrable Securities covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Shares) owned by the Transferring Holder and all of the Selling Holders on the date of the Transfer Notice.

               (c) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferring Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                    (i) the type and number of shares of Registrable Securities which such Selling Holder elects to sell; or

                    (ii) that number of shares of Registrable Securities which are at such time convertible into the number of shares of Common Stock which such Selling Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Registrable Securities in lieu of Common Stock, such Selling Holder shall convert such Registrable Securities into Common Stock and deliver Common Stock as provided in this Section 3.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the transferee and contingent on such transfer.

               (d) The stock certificate or certificates that the Selling Holder delivers to the Transferring Holder pursuant to Section 3.2(c) shall be transferred to the prospective transferee in consummation of the sale of the Registrable Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferring Holder shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective transferee or transferees prohibit such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Transferring Holder shall not sell to such prospective purchaser any Registrable Securities unless and until, simultaneously with such sale, the Transferring Holder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

          3.3  Non-Exercise of Rights.

               To the extent that the Company and the Offeree Holders have not exercised their rights to purchase all of the Offered Shares within the time periods specified in Section 3.1, the Transferring Holder shall have a period of thirty (30) days from the expiration date of such rights in which to sell the Offered Shares not purchased by the Company or the Offeree Holders, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire such shares subject to the rights of first refusal and co-sale rights under this Agreement. In the event the Transferring Holder does not consummate the sale or disposition of such shares within the thirty (30) day period following the expiration of these rights, the Company's first refusal rights and the Offeree Holders' first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferring Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company and the Offeree Holders under this Section 3 to purchase Registrable Securities from the Transferring Holder or participate in sales of Registrable Securities by the Transferring Holder shall not adversely affect their rights to make subsequent purchases from the Transferring Holder of Registrable Securities or subsequently participate in sales of Registrable Securities by the Transferring Holder.

          3.4  Limitations to Rights of Refusal and Co-Sale.

               Notwithstanding the provisions of Section 3.1 and 3.2 of this Agreement, (i) each Holder may sell or otherwise transfer, assign, with or without consideration, Registrable Securities to a transferee or assignee of such securities that is a direct or indirect partner, limited partner or retired partner of a Holder (or a spouse, former spouse or member of such partner's, limited partner's or retired partner's immediate family, or a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of such partner, limited partner or retired partner or his or her spouse, former spouse or immediate family members) or an Affiliate (as defined in Rule 405 under the Act); and (ii) Larry Barels and Chris Logan may within thirty (30) days of the date hereof transfer an aggregate of 300,000 Registrable Securities to a transferee, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of such Holder under this Agreement with respect to the transferred securities. Such transferred Registrable Securities shall remain "Registrable Securities" hereunder, and such transferee, assignee or donee shall be treated as a "Holder" for purposes of this Agreement.

          3.5  Prohibited Transfers.

               (a) In the event a Transferring Holder should sell any Registrable Securities in contravention of the co-sale rights of the Selling Holders under Section 3.2 (a "Prohibited Transfer"), the Selling Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferring Holder shall be bound by the applicable provisions of such option.

               (b) In the event of a Prohibited Transfer by such Transferring Holder, each Selling Holder shall have the right to sell to such Transferring Holder the type and number of shares of Registrable Securities equal to the number of shares each Selling Holder would have been entitled to transfer to the third-party transferee(s) under Section 3.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                    (i) The price per share at which the shares are to be sold to such Transferring Holder shall be equal to the price per share paid by the third-party transferee(s) to the Transferring Holder in the Prohibited Transfer. The Transferring Holder shall also reimburse each Selling Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Selling Holder's rights under Section 3.

                    (ii) Within ninety (90) days after the later of the dates on which the Transferring Holder (A) received notice of the Prohibited Transfer or (B) otherwise became aware of the Prohibited Transfers each Selling Holder shall, if exercising the option created hereby, deliver to the Transferring Holder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                    (iii) The Transferring Holder shall, upon receipt of the certificate or certificates for the shares to be sold, pursuant to this Section 3.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 3.5(c)(i), in cash or by other means acceptable to the Selling Holder.

                    (iv) Notwithstanding the foregoing, any attempt by a Transferring Holder to transfer Registrable Securities in violation of Section 3 hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares without the written consent of a majority in interest of the Holders (on an as converted basis).

               (c) Any transfer made in contravention of the rights of first refusal and co-sale under this Section 3 shall be null and void.

          3.6  Legend.

               Each existing or replacement certificate for shares now owned or hereafter acquired by the Common Holders shall bear the following legend upon its face:

          "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

          3.7  Termination of Rights of Refusal and Co-Sale.

               The rights and remedies described under this Section 3 shall terminate and be of no further force or effect upon the earlier to occur of: (i) a Qualified Public Offering; and (ii) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation in which more than fifty percent (50%) of the outstanding voting power of this corporation is disposed of (whether or not the stockholders prior to such transaction are stockholders of the acquiring entity as of the acquisition date), but excluding any merger effective exclusively for the purpose of changing the domicile of the Corporation.

     4.   Miscellaneous.

          4.1  Successors and Assigns.

               Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.2  Governing Law.

               This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among California residents entered into and to be performed entirely within Delaware.

          4.3  Counterparts.

               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.4  Titles and Subtitles.

               The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.5  Notices.

               Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, or the next business day after deposit with a nationally recognized overnight courier service, or five (5) business days after deposit with the United States Post Office, or by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the attached Schedule A, or
                                                                 ----------
at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          4.6  Expenses.

               If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any over relief to which such party may be entitled and such prior agreement shall have no further force or effect.

          4.7  Entire Agreement:  Amendments and Waivers.

               This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company; (ii) the holders of a majority of the Series C Preferred Stock voting together as a single class and the Series D Preferred Stock voting together as a single class; and (iii) the holders of a majority of the Registrable Securities; provided however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Common Holders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of Common Holders holding a majority of the shares of Common Stock subject to this Agreement and held by them. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, the Common Holders and the Company. This Agreement amends, restates and supersedes that certain Fourth Amended and Restated Investors' Rights Agreement dated as of December 30, 1999.

          4.8  Severability.

               If one or more provisions of this Agreement are held to be unenforceable under applicable, law such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          4.9  Aggregation of Stock.

               All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Fifth Amended and Restated Investors' Rights Agreement as of the date first above written.


                              THE COMPANY:

                              DRIVEWAY CORPORATION

                              By:    /s/ Chris Logan
                                  ----------------------------------------
                              Name:  Chris Logan
                              Its:    Chief Executive Officer
                                    --------------------------------------



                              INVESTOR:

                              ____________________________________________
                              (Name)

                              By: ________________________________________

                              Name: ______________________________________

                              Title: _____________________________________

                              Address: ___________________________________

                              ____________________________________________

                              Fax: _______________________________________




      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              THE COMPANY:

                              DRIVEWAY CORPORATION

                              By: ________________________________________
                              Its: _______________________________________



                              INVESTOR:

                                      EMC Corporation
                              --------------------------------------------
                              (Name)

                              By:    /s/
                                   ---------------------------------------

                              Name:    Michael J. Cody
                                     -------------------------------------

                              Title: -------------------------------------

                              Address:  35 Parkwood Drive
                                      ------------------------------------

                                    Hopkinton, MA 01748
                              --------------------------------------------

                              Fax:    (508) 435-8900
                                    --------------------------------------



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              VantagePoint Communications Partners, L.P.

                              By:  VantagePoint Communications
                                   Associates, L.L.C.,

                                   Its General Partner

                              By:    /s/
                                   ---------------------------------------



                              Name:    Alan E. Salzman
                                    --------------------------------------


                              Title:    Managing Member
                                      ------------------------------------


                              Address:  1001 Bayhill Drive, #100
                                        San Bruno, CA  94066

                              Fax:      (650) 869-6078




      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              VantagePoint Venture Partners 1996 L.P.

                              By:       VantagePoint Associates, L.L.C.,
                                        Its General Partner


                              By:    /s/
                                   ---------------------------------------



                              Name:    Alan E. Salzman
                                     -------------------------------------


                              Title:    Managing Member
                                     -------------------------------------


                              Address:  1001 Bayhill Drive, #100
                                        San Bruno, CA 94066

                              Fax:      (650) 869-6078



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              Generation Capital Partners L.P.

                              By:       Generation Partners L.P., as General
                                        Partner

                              By:      Generation Capital Company LLC,
                                       its General Partner


                              By:    /s/
                                   -----------------------------------------



                              Name:    John Hawkins
                                    ----------------------------------------


                              Title:    Managing Partner
                                     ---------------------------------------


                              Address:  One Maritime Plaza, Suite 1425
                                        San Francisco, CA 94111

                              Fax:      (415) 646-8625



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              State Board of Administration of Florida

                              By:       Generation Parallel Management
                                        Partners, L.P., as Manager

                              By:       Generation Capital Company LLC,
                                        as General Partner


                              By:    /s/
                                  ----------------------------------------



                              Name:    John Hawkins
                                    --------------------------------------


                              Title:    Managing Partner
                                     -------------------------------------


                              Address:  One Maritime Plaza, Suite 1425
                                        San Francisco, CA  94111

                              Fax:      (415) 646-8625


      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              Generation Parallel Management

                                   Partners L.P.

                              By:   Generation Capital Company LLC,
                                    as General Partner


                              By:    /s/
                                   ---------------------------------------



                              Name:    John Hawkins
                                     -------------------------------------


                              Title:    Managing Partner
                                     -------------------------------------


                              Address:  One Maritime Plaza, Suite 1425
                                        San Francisco, CA 94111

                              Fax:      (415) 646-8625



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              PRIOR INVESTOR:

                              CB CAPITAL INVESTORS, L.P.

                              By:       CB Capital Investors, Inc.,
                                        Its General Partner


                              By:    /s/
                                  ----------------------------------------



                              Name:    Shahan Soghikian
                                     -------------------------------------


                              Title:    General Partner
                                     -------------------------------------


                              Address:  50 California Street, Suite 2940
                                        San Francisco, CA  94111

                              Fax:      (415) 591-1205



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              COMMON HOLDER:

                              Larry Barels

                              By:    /s/
                                  -----------------------------------------

                              Name:    Larry Barels
                                     --------------------------------------

                              Address:  2407 Foothill Lane
                                      -------------------------------------

                                    Santa Barbara, CA  93105
                              ---------------------------------------------

                              Fax:    (805) 965-6406
                                    ---------------------------------------



      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

                              COMMON HOLDER:

                              Chris Logan

                              By:    /s/
                                  -----------------------------------------

                              Name:    Christopher S.  Logan
                                     --------------------------------------

                              Address: 8100 Sonoma Mountain Road
                                      -------------------------------------

                                       Glen Ellen, CA  95442
                              ---------------------------------------------

                              Fax: ________________________________________




      SIGNATURE PAGE FOR DRIVEWAY CORPORATION  FIFTH AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT